Exhibit 23
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                          Independent Auditors' Consent

The Board of Directors
Anaren Microwave, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 33-36761, No. 333-03193, No. 333-70397, No. 333-70427, No. 333-50390, and No.
333-50392) on Form S-8 of Anaren Microwave, Inc. of our report dated August 1, 2001, relating to the consolidated balance sheets of Anaren Microwave, Inc. and subsidiaries as of June 30, 2001 and June 30, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 annual report on Form 10-K of Anaren Microwave, Inc.

Syracuse, New York
September 19, 2001